Record third quarter, year-to-date net income
USPB Announces

Third Quarter Results

U.S. Premium Beef, LLC (USPB) recorded its highest third quarter net income during the thirteen weeks ending May 29, 2010. For the quarter, USPB had net income of $52.0 million, which was $7.07 per Class A unit and $61.95 per Class B unit, compared to net income of $27.7 million, or $12.43 per Class A unit and $25.23 per Class B unit, in the prior fiscal year.

“The improvement from the prior year is reflective of higher gross margins for beef products we sold,” CEO Steve Hunt explained in announcing the results.

The record third quarter results also enabled USPB to realize record net income during the year-to-date period. “During the first three quarters of fiscal year 2010, our company had net income of $108.7 million compared to a net income of $55.9 million for the year-to-date period in the prior fiscal year,” Hunt noted.

Net sales and cost of sales were higher primarily due to an increase in the average volume of cattle processed per week and an increase in sales prices and live cattle prices per head processed. Interest expense also decreased significantly as a result of the reduction in debt levels.

“The beef herd continues to liquidate, which will keep longer term cattle supplies in a downward trend,” Hunt pointed out. “However, the lack of expansion in the pork industry and very modest growth in the poultry sector will keep per capita protein supplies in check and provide underlying support to cattle and beef prices.

“General economic conditions remain tenuous and will continue to dominate market potential over the coming months,” he added. “Global trade prospects remain positive on similar global supply issues as well as the potential for stronger economic performance.” w

National Beef Leathers
Announces Tannery Upgrade

National Beef Leathers, LLC, has started an expansion and upgrade to our wet blue leather tanning facility in St. Joseph, MO. The two year, $24 million expansion is expected to create 25-30 additional jobs, bringing the total employment at the facility to approximately 140. The wet blue leather produced at the plant is sold throughout the world to tanners who make finished leather for high quality products such as automotive, luxury goods, shoes, handbags, apparel and furniture.

“This expansion will make our tanning facility the state of the art in the industry,” CEO Steve Hunt explains. “It will allow us to add more value to the hides processed at that facility and it fits with our long-term company-wide goal of being recognized

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Participation in comment period essential
Proposed GIPSA Rules:

A Threat to Value-Based Programs

By Steve Hunt, CEO

As provided for in the 2008 Farm Bill, on June 22, 2010, the Department of Agriculture (USDA), Grain Inspection, Packers and Stockyards Administration (GIPSA) announced proposed new rules and regulations addressing livestock and poultry marketing practices.

USPB is assessing the available information surrounding the proposed rules to determine the potential impact to the company and its members. A few areas of the rules require further definition and clarification before we can make a full assessment, however, we have identified several areas that are of great concern.

Clearly, the proposed rules would increase the level of government intrusion in the marketplace. If finalized, the proposed rules will have a devastating impact on USPB and the many value-based integrated marketing strategies that serve to benefit producers and consumers. Perhaps most damaging would be the requirement to provide written cost and benefit justification to the USDA on each and every lot of cattle purchased. The USDA intends to police prices paid for value-based cattle programs and determine whether they are fair and justified, similar to Utility rate boards.

At a minimum, this “one price fits all” sanction will narrow the range of prices paid to producers as processors work to defend variations in the prices they pay for cattle. Ultimately, this opens the door to the return of a single commodity bid, not only from one processor, but all processors within an industry. Decades of work by USPB and the industry to develop highly successful, specialized value-based programs designed to respond to unique individual consumer preferences will be lost.

Does this rule best serve the innovative producer looking at value

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Downey Ranch Wins BIF Award

The Beef Improvement Federation (BIF) recognized USPB founding member Downey Ranch, Inc., (DRI) located near Wamego, KS, as its Commercial Producer of the Year during the annual BIF convention in Columbia, MO.

DRI is owned by members of the Joseph L. Downey family. Barb Downey and her husband, Joe Carpenter, manage the family ranching business. DRI owns a 550 head commercial and registered Black Angus cow herd. Registered bulls along with commercial heifers are sold at a production sale every fall.

Since its beginning, DRI has focused on producing quality beef from efficient Angus cows. In 1993, DRI won the Certified Angus Beef® (CAB) Value Discovery Project and in 1995, had the highest marbling pen of Angus steers in the 20,000 head Angus Alliance project. In 1997, it became a founding member of U.S. Premium Beef and has marketed its finished cattle through our company ever since. Their results are impressive, averaging 83% Prime and Choice carcasses, 30% CAB qualifiers and only 4% Yield Grade 4 carcasses.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Proposed GIPSA Rules...                                               continued from page 1

based pricing to level the playing field with larger commodity producers utilizing the advantage of low cost economies of scale? USPB’s data clearly reveals that the greatest beneficiaries of the value-based pricing mechanisms are small to medium sized producers looking to manage their cattle to a greater value endpoint. Does a “one price fits all” rule best serve the consumer who has demanded a broader, more specialized beef product mix? It would seem the interests of USDA and the Department of Justice would be better served to pursue rules that support more unique individual producer cattle programs and company products priced independently instead of fewer.

Another potential concern, the proposed rules also require a new definition of a marketing agreement. It appears this definition could impact USPB, as marketing agreements include cattle delivered more that 14 days following the commitment. This could be particularly concerning to age verified, natural and other branded programs where planning, communication, preparation and commitment by producers and processors are essential weeks and months in advance. We will continue to investigate how this might impact our programs.

The proposed rules suggest that long standing judicial precedent should be set aside in favor of a plaintiff that no longer will be required to show harm to win a judgment and the defense of justified preferential pricing will no longer be valid. Will these types of changes encourage processors to continue to grow consumer and producer demanded multiple program cattle and product offerings? Or will they reduce processors’ commitment to provide producers with financial incentives to produce the quality and variety of products consumers want?

How will banks offering financial services to our company and producer members respond? Some USPB producers have said that participating in value-based marketing programs has helped them secure more favorable financing.

The proposed rules also contain several references to “packers”, yet do not clearly define who a packer is. Is USPB a packer? What about the unitholders who own our company? Will USPB unitholders be limited in their ability to sell to packers other than National Beef?

Several points in the proposed rules have repeatedly been introduced as bills in both the U.S. House and Senate. Some of these bills have addressed both packer ownership of cattle and captive supply and have contained language regarding ownership of cattle more that 14 days before slaughter. These bills have either been voted down, or never made it out of committee. It appears these proposed rulings allow USDA the opportunity to make significant changes without Congressional input.

Experience tells me that a contact matters. I encourage you to provide comments by emailing comments.gipsa@usda. gov, or by mail to Tess Butler, GIPSA, USDA, 1400 Independence Ave., SW, Room 1643-S, Washington, D.C. 20250-3604. USDA will accept public comments on the proposed rules through August 23, 2010. A copy of the rules can be accessed at www.gipsa.usda.gov by clicking on Federal Register.

Also, contact your lenders, ag trade associations and members of Congress and inform them of the true consequences of these rules and how they will impact you and consumers. We are continuing to analyze how these proposed rules will affect USPB and we will provide you with more clarification in the coming weeks.w

National Beef Leathers...                                             continued from page 1

for producing the highest quality products in the marketplace.”

“Our goal is to be a world class producer of consistent, high quality wet blue leather in the largest and most efficient wet blue processing plant in the world” Robert Hein, Senior Vice President, National Beef, adds. “This upgrade will allow us to incorporate our proprietary processing technology in a way that will allow us to consistently produce premium wet blue leather.”w

Benchmark Performance Data Table

Base Grid Cattle Harvested in KS Plants 5/30/10 to 6/26/10
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	63.90	64.29
Prime	3.46	6.34
CH & PR	74.62	86.37
CAB	24.70	38.32
BCP	13.28	16.53
Ungraded	1.42	0.37
Hard Bone	0.39	0.00
YG1	9.20	4.97
YG2	38.92	34.24
YG3	43.71	50.63
YG4	7.70	9.66
YG5	0.47	0.50
Light Weight	0.57	0.19
Heavy Weight	0.96	0.85
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$22.15	$38.61
Yield Benefit	$11.12	$18.23
Yield Grade	-$2.82	-$4.61
Out Weight	-$1.87	-$1.32
Steer/Heifer	$1.41	$2.00
ASV	$15.05	$31.88
Natural	$1.19	$3.50
Total Premium	$46.23	$88.29
USPB Non-Conditional Unit Trade Report
Linked Class A & Class B Units	FY 2010 Trades	Most Recent Trade--Oct. 2009
#Units Traded	3,800	800
Avg. Price/Unit	$153.82	$149.38